As filed with the Securities and Exchange Commission on June 3, 2016

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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HÖEGH LNG PARTNERS LP

(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	98-1182326
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Wessex House, 5th Floor

45 Reid Street

Hamilton, HM 12 Bermuda

Telephone: +441-295-6815

(Address, including zip code, and telephone number,

including area code, of Registrant’s principal executive offices)

Höegh LNG Partners LP Long Term Incentive Plan

Höegh LNG Holdings Ltd. Phantom Unit Awards

(Full title of the plan)

Watson Farley & Williams LLP

1133 Avenue of the Americas

New York, New York 10036

Attention: Steven Hollander

Telephone: (212) 922-2200

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Catherine S. Gallagher

Vinson & Elkins L.L.P.

2200 Pennsylvania Avenue NW

Suite 500 West

Washington, DC 20037-1701

Telephone: (202) 639-6544

Facsimile: (202) 879-8985

_________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer ☒
Non-accelerated filer	☐ (Do not check if smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Name of Plan	Title of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Höegh LNG Partners LP Long Term Incentive Plan	Common units representing limited partner interests in Höegh LNG Partners LP	658,000 units (1)	$17.81	$11,718,980	$1,180.10
Höegh LNG Holdings Ltd. Phantom Unit Awards (3)	Common units representing limited partner interests in Höegh LNG Partners LP	53,567 units	$17.81	$954,029	$96.07

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional common units of Höegh LNG Partners LP (the “Common Units”) as may become issuable pursuant to the adjustment provisions of the Höegh LNG Partners LP Long Term Incentive Plan (the “Plan”).

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and (h) under the Securities Act. The proposed maximum offering price per unit, proposed maximum aggregate offering price and amount of registration fee are based on the average of the high and low price of the Common Units of Höegh LNG Partners LP, as reported on the New York Stock Exchange on May 31, 2016.

(3)	Höegh LNG Holdings Ltd. intends to grant awards of phantom units (the “Phantom Unit Awards”) to certain employees of Höegh LNG Holdings Ltd. or its affiliates that represent the right to receive Common Units, which such Common Units shall be acquired from its own holdings or purchased on the open market and shall not be granted under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Höegh LNG Partners LP (the “Registrant”) will send or give to all participants in the Plan document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 Registration Statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

Höegh LNG Holdings Ltd., the owner of the general partner interest and 58% of the limited partner interests of Höegh LNG Partners LP (“Holdings”), will send or give to all participants who receive a Phantom Unit Award document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Commission under the Securities Act. In accordance with Rule 428, Holdings has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. Holdings shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, Holdings shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s annual report on Form 20-F (File No. 001-36588), filed with the Commission on April 28, 2016;

(b)	The Registrant’s report on Form 6-K for the quarterly period ended March 31, 2016 (File No. 001-36588), filed with the Commission on May 31, 2016; and

(c)	The description of the Registrant’s Common Units included in the Registrant’s Form 8-A (File No. 001-36588), filed with the Commission on August 4, 2014, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”) subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents. In addition, the Registrant will incorporate by reference certain future materials furnished to the Commission on Form 6-K, but only to the extent specifically indicated in those submissions or in a future post-effective amendment hereto. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The First Amended and Restated Agreement of Limited Partnership of Höegh LNG Partners LP, as amended (the “Partnership Agreement”), provides that, to the fullest extent permitted by the Limited Partnership Act of The Republic of the Marshall Islands, as amended, supplemented or restated from time to time, and including any successor statute, but subject to the limitations expressly provided in the Partnership Agreement, indemnitees (as defined below) shall be indemnified and held harmless by the Registrant from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of his or her status as an indemnitee; provided, however, that the indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the indemnitee is seeking indemnification, the indemnitee acted in bad faith or engaged in fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that the indemnitee’s conduct was unlawful. Any indemnification under these provisions will only be out of the Registrant’s assets. Unless it otherwise agrees, the Registrant’s general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to the Registrant to enable it to effectuate indemnification. The Registrant may purchase and maintain (or reimburse its general partners or its affiliates for the cost of) insurance on behalf of its board of directors (the “Board”) and its general partner, its affiliates and such other persons as the Board may determine, against any liability that may be asserted against, or expense that may be incurred by, such persons in connection with the Registrant’s activities or such person’s activities on behalf of the Registrant, regardless of whether the Registrant would have the power to indemnify the person against such liabilities under the Partnership Agreement or law.

“Indemnitee” is defined under the Partnership Agreement as (a) the Registrant’s general partner, (b) any departing general partner, (c) any person who is or was an affiliate of the general partner or any departing general partner, (d) any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of any person which any of the preceding clauses of this definition describes, (e) any person who is or was serving at the request of the Registrant’s general partner or any departing general partner or any affiliate of the general partner or any departing general partner as an officer, director, member, partner, fiduciary or trustee of another person (provided, however, that a person shall not be an indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services), (f) the members of the Board, (g) the Registrant’s officers, and (h) any other person the Board designates as an “Indemnitee” for purposes of the Partnership Agreement because such person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the business and affairs of the Registrant and its subsidiaries.

The Plan also provides that the committee administering the Plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant, its general partner or their affiliates, or the Registrant’s or its general partner’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the committee and any officer or employee of the Registrant, its general partner or any of their affiliates acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Registrant with the Commission, each of the following exhibits is filed herewith:

Exhibit Number	Description
4.1

Certificate of Limited Partnership of Höegh LNG Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1 Registration Statement, filed on July 3, 2014 (File. No. 333-197228)).

4.2

First Amended and Restated Agreement of Limited Partnership of Höegh LNG Partners LP, dated as of August 12, 2014, between Höegh LNG GP LLC and Höegh LNG Holdings Ltd. (incorporated by reference to Exhibit 1.2 to the Registrant’s Form 20-F, filed on April 24, 2015 (File. No. 001-36588)).

4.3	Höegh LNG Partners LP Long Term Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 20-F, filed on April 24, 2015 (File No. 001-36588)).
4.4*	Höegh LNG Partners LP Form Phantom Unit Agreement under the Höegh LNG Partners LP Long Term Incentive Plan.
4.5*	Höegh LNG Holdings Ltd. Form Phantom Unit Agreement.
5.1*	Opinion of Watson Farley & Williams LLP as to the legality of the securities being registered.
23.1*	Consent of Watson Farley & Williams LLP (included in Exhibit 5.1 to this Registration Statement).
23.2*	Consent of Ernst & Young AS.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 3rd day of June, 2016.

HÖEGH LNG PARTNERS LP

By:	/s/ Richard Tyrell
	Name:	Richard Tyrrell
	Title:	Chief Executive Officer and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard Tyrrell and Camilla Nyhus-Møller, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any additional registration statement pursuant to Rule 462(b), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could not in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the 3rd day of June, 2016.

Signature	Title

/s/ Richard Tyrell	Chief Executive Officer and Chief Financial Officer
Richard Tyrrell

/s/ Sveinung Støhle	Chairman of the Board Directors
Sveinung Støhle

/s/ Steffen Føreid	Director
Steffen Føreid

/s/ Claibourne Harris	Director
Claibourne Harris

/s/ Morten W. Høegh	Director
Morten W. Høegh

/s/ Andrew Jamieson	Director
Andrew Jamieson

/s/ Robert Shaw	Director
Robert Shaw

/s/ David Spivak	Director
David Spivak

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Höegh LNG Partners LP in the United States, has signed the Registration Statement in the City of Newark, State of Delaware on the 3rd day of June 2016.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director
Authorized Representative in the
United States

EXHIBIT INDEX

Exhibit Number	Description
4.1

Certificate of Limited Partnership of Höegh LNG Partners LP (incorporated by reference to Exhibit 3.1 to the Registrant’s Form F-1 Registration Statement, filed on July 3, 2014 (File. No. 333-197228)).

4.2	First Amended and Restated Agreement of Limited Partnership of Höegh LNG Partners LP, dated as of August 12, 2014, between Höegh LNG GP LLC and Höegh LNG Holdings Ltd. (incorporated by reference to Exhibit 1.2 to the Registrant’s Form 20-F, filed on April 24, 2015 (File. No. 001-36588)).

4.3	Höegh LNG Partners LP Long Term Incentive Plan (incorporated by reference to Exhibit 4.3 to the Registrant’s Form 20-F, filed on April 24, 2015 (File No. 001-36588)).
4.4*	Höegh LNG Partners LP Form Phantom Unit Agreement under the Höegh LNG Partners LP Long Term Incentive Plan.
4.5*	Höegh LNG Holdings Ltd. Form Phantom Unit Agreement.
5.1*	Opinion of Watson Farley & Williams LLP as to the legality of the securities being registered.
23.1*	Consent of Watson Farley & Williams LLP (included in Exhibit 5.1 to this Registration Statement).
23.2*	Consent of Ernst & Young AS.
24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

* Filed herewith.